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                                                                  Exhibit 99.1

MERGER TO CREATE LARGEST NW COMBINATION ENERGY COMPANY

         SEATTLE - Puget Sound Power & Light Company (NYSE: PSD) and Washington Energy Company (NYSE: WEG) announced today that they have signed a definitive agreement to merge the two organizations into a single new company. The strategic merger of equals, unanimously approved today by the boards of both companies, would create the largest combination energy company in the Northwest and would generate savings of approximately $370 million over the next ten years.

STRATEGIC RATIONALE

         "We are convinced that the strategic concept we are following by uniting our electric and natural gas businesses will be seen as a model in the years ahead," said Puget Power President and CEO Richard R. Sonstelie. "This merger greatly expands the initiatives our companies began two years ago to work together on joint operations within our shares service territory. We have developed a fine relationship at many levels within out companies and have realized that the only effective way to unlock all of the benefits of joint operations is to form a single company."

         With the two companies' overlapping service area and out experience in joint operations, this merger makes good, common sense," agreed Washington Energy Company Chairman, CEO and President William P. Vititoe. "Our shares service territory provides the platform for combining our two organizations into one lower-cost company. The combination furthers our business vision of being able to meet customers' total energy needs in the best manner possible by creating a single provided of multiple forms of energy. It is this vision that will drive the business of the new company forward, both within its existing service territory and beyond."

         Based on a current combined market capitalization of approximately $1.9 billion, serving a population of more than 3 million, with 830,000 electric and

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468,000 gas customers, the resulting company would be the largest electric and gas utility company in the Northwest.

INVESTOR CONSIDERATIONS

         The agreement calls for shares in Washington Energy Company be exchanged for .860 shares of Puget Power stock. The merged company would then be renamed, although the new name is yet to be determined.

         Based on Wednesday's closing share price, the transaction values the common stock of Washington Energy Company at approximately $488 million.

         Under the transaction, shares of preferred stock of Washington Natural Gas Company, a subsidiary of Washington Energy Company, will be converted into compatible shares of the merged company.

         After the merger, the new company will adopt Puget Power's dividend policy (currently $1.84 per share per year). During the merger approval process, each company will continue their respective dividend policies (which for Washington Energy Company is $1.00 per share per year). The merger would be structured as a tax-free exchange of shares, and would be accounted for as a pooling of interests.

OVERLAPPING TERRITORY/JOINT OPERATIONS

         The utilities' overlapping service territory covers approximately 6,000 square miles with a population of more than 3 million. The two companies have 250,000 customers in common in that area.

         Puget Power and Washington Natural Gas have been working on joint activities over the past several years that demonstrate the significant benefits to be gained form combined operations. These projects have included joint meter reading and joint customer installations. In addition, other activities such as joint billing,



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combined data centers and sharing of proprietary software systems, have been evaluated and found to hold potential for further efficiencies.

FINANCIAL SYNERGIES

         Savings from the merger would be substantial: approximately $370 million over the next ten years, according to studies by Deloitte & Touche. These savings would be accomplished through elimination of duplicate and administrative programs and through integration of field operations and facilities. About 45 percent of the savings would come from an 8 percent reduction in combined work force (which currently totals about 3,550 employees).

         The financial and operating synergies resulting from the merger should keep the new company's gas and electric utility rates lower than they would have been if this merger were not to occur.

         The combination should positively impact earnings as synergies are realized.

OPERATING SYNERGIES

         Sonstelie and Vititoe cited numerous examples of anticipated operating efficiencies and improvements;

- Managing customers' total energy service requirements in the most efficient manner without bias energy type--including the possibility of enabling customers to shift easily between gas and electricity to achieve short-term savings.

- Providing energy as a separate commodity or bundled with the transportation or distribution service, whichever best fits a customer's needs--applying to electricity the concepts developed following deregulation of the gas industry.



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-        Providing convenience to customers, who in most cases will be able to conduct all their energy business with one company contact, at combined gas-electric service centers.

- Responding more quickly to distribution interruptions with a combined, cross-trained work-force.

- Performing field work more efficiently, as increased customer density allows field personnel to reach more sites each day.

- Minimizing environmental disruption by joint engineering, sitting and construction of facilities.

CORPORATE MAKEUP

         The new company would operate as a combined gas and electric utility. The two companies' existing non-regulated entities would continue as subsidiaries of the new company.

         Sonstelie would serve as Chairman and CEO of the new company, with Vititoe serving as President and Chief Operating Officer. William S. Weaver, currently Executive Vice President and Chief Financial Officer of Puget Power, would serve as Vice Chairman of the new company and Chairman of the Unregulated Subsidiaries. James P. Torgerson, currently Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Washington Energy, would serve as Chief Financial Officer and the new company.

         The Board of Directors of the new company would consist of up to 15 individuals, drawn in a two-to-one ratio from the current Puget Power and Washington Energy Company boards.



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         The new company's headquarters would be in Bellevue, Washington--an area currently served by the utility operations of both companies--at the current Puget Power corporate headquarters.

APPROVAL PROCESS

         The Merger Agreement is subject to approval by shareowners in both companies and by the Washington Utilities and Transportation Commission (WUTC), which regulates the utility operations of both.

         Shareholder approval will be sought at special meetings to be scheduled for early in calendar 1996.



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DATA REPORTED AS OF JUNE 30, 1995

                                                         WECO              PUGET
                                                        12 MOS.          12 MONTHS
                                                     ENDED 6/30/95     ENDED 6/30/95       COMBINED
                                                     -------------     -------------      ----------
Financial Statement Information
     Total Assets                                       $1,037,961        $3,221,820      $4,259,781
     Total Revenues                                     $  447,419        $1,201,161      $1,648,580

Common Stock Information
     Earnings per Share                                 $     0.27        $     1.75
     Current Annual Dividend/Share                      $     1.00        $     1.84
     Current Stock Price
         (closing price, 10/18/95)                      $    17.00        $   23.625
     Current Dividend Yield (as of 10/18/95)                   5.9%              7.8%
     Average Common Shares Outstanding                      23,795            63,637

Capital Structure Information
     Credit Ratings
         Secured Debt                                     Baa2/BBB             A3/A-
         Commercial Paper                                    A3/P3        baa11/BBB+
         Preferred Stock                                 baa3/BBB-         baa1/BBB+
     Capital Structure
         Short-term Debt                                $  125,480        $   15,785      $  141,265
         Long-term Debt                                    330,200         1,071,369       1,401,569
         Preferred Stock                                    90,000           214,039         304,039
         Common Equity                                     261,696         1,178,069       1,439,765
                                                        ----------        ----------      ----------
         Total Capitalization & Short-term Debt         $  807,376        $2,479,262      $3,286,638
                                                        ==========        ==========      ==========
Operating Statistics
     Service Territory - Area                        2,619 Sq. Mi.     4,500 Sq. Mi.
     Service Territory - Population                    3.0 Million       1.8 Million      Over 3 million
     Current Customers
         Firm                                              467,180
         Interruptible                                       1,039
         Transportation                                         47
     Current Customers
         Residential                                                         737,610
         Commercial                                                           87,337
         Industrial                                                            3,891
         Other                                                                 1,346
                                                        ----------        ----------
     Total                                                 468,266           830,184
                                                        ==========        ==========
Total Gas & Electric Accounts                                                              1,298,450
     Customers of Both                                                                       250,000
                                                                                          ----------
         Total Customers                                                                   1,048,450
                                                                                          ==========
     Employees                                               1,354             2,199           3,553



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         Subject to the approval process, the merger could be concluded in the last half of 1996.

FINANCIAL ADVISORS

         Goldman, Sachs & Co. is serving as financial advisor to Washington Energy Company, and Morgan Stanley & Co. for Puget Power.

BACKGROUND

         Puget Sound Power & Light is the largest investor-owned electric utility serving Washington state. Puget Power distributes electric power to 830,000 customers in nine counties.

         Washington Energy Company is a holding company whose principal subsidiary is Washington Natural Gas Company, the largest gas distribution utility in the Pacific Northwest. Washington Natural Gas serves 468,000 customers in five counties in western Washington state, including the Greater Seattle area. Washington Energy, through other subsidiaries, also sells natural gas heating equipment, monitored security systems and energy-efficiency products for the home, and has interests in coal properties and related rail transportation of coal for future development in Montana.

WASHINGTON ENERGY ACCOUNTING ADJUSTMENTS

         In addition, Washington Energy Company decided to: (1) adopt Financial Accounting Standards Board opinion number 121; (2) to establish reserves for ongoing restructuring efforts; and (3) to reflect a reduction in value of certain other investments in the fiscal year ended September 30, 1995. These charges are expected to be in the range of $40 to $50 million on an after-tax basis.



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